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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                -----------------

                                  Schedule 13G


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                         Madison Bancshares Group, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, $1.00 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    556596104
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                                 (CUSIP Number)


                               September 18, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                           |_|      Rule 13d - 1(b)
                           |X|      Rule 13d - 1(c)
                           |_|      Rule 13d - 1(d)










                                   Page 1 of 6



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CUSIP No. 556596104                    13G                     Page 2 of 6 Pages
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--------------------------------------------------------------------------------
1                 NAMES OF REPORTING PERSONS
                  I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


                  Donna DePaul-Bartynski
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2                 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)      |_|
                                                                    (b)      |_|

--------------------------------------------------------------------------------
3                 SEC USE ONLY


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4                 CITIZENSHIP OR PLACE OF ORGANIZATION

                  United States
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                           5        SOLE VOTING POWER
NUMBER OF
SHARES                              0
                           -----------------------------------------------------
BENEFICIALLY               6        SHARED VOTING POWER
OWNED BY
EACH                                160,000 As co-trustee of the Peter DePaul
                                            Irrevocable Family Trust.
                           -----------------------------------------------------
REPORTING                  7        SOLE DISPOSITIVE POWER
PERSON
WITH                                0
                           -----------------------------------------------------
                           8        SHARED DISPOSITIVE POWER

                                    160,000 As co-trustee of the Peter DePaul
                                            Irrevocable Family Trust.
--------------------------------------------------------------------------------
9                 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                    160,000 As co-trustee of the Peter DePaul
                                            Irrevocable Family Trust.
--------------------------------------------------------------------------------
10                CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
                  EXCLUDES CERTAIN SHARES*                                   |_|

--------------------------------------------------------------------------------
11                PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)


                                    7.65%
--------------------------------------------------------------------------------
12                TYPE OF REPORTING PERSON*

                                    00
--------------------------------------------------------------------------------


                      * SEE INSTRUCTIONS BEFORE FILLING OUT



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-------------------                                            -----------------
CUSIP No. 556596104                13G                         Page 3 of 6 Pages
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Item 1(a).        Name of Issuer:

                  Madison Bancshares Group, Ltd.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  Madison Bank Building, 1767 Sentry Parkway West, Blue Bell, PA 19422

Item 2(a).        Name of Person Filing:

                  Donna DePaul-Bartynski

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  c/o The DePaul Goup, 1750 Walnut Street Road, Blue Bell, PA 19422

Item 2(c).        Citizenship:

                  United States

Item 2(d).        Title of Class of Securities:

                  Common Stock, $1.00 par value per share, of the Company ("Common Stock")

Item 2(e).        CUSIP Number:

                  556596104

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  (a) |_| Broker or dealer registered under Section 15 of the
                          Exchange Act;

                  (b) |_| Bank as defined in Section 3(a)(6) of the Exchange
                          Act;

                  (c) |_| Insurance company as defined in Section 3(a)(19) of
                          the Exchange Act;

                  (d) |_| Investment company registered under Section 8 of the
                          Investment Company Act;

                  (e) |_| An investment adviser in accordance with Rule
                          13-d(b)(1)(ii)(E);

                  (f) |_| An employee benefit plan or endowment fund in
                          accordance with Rule 13d-1(b)(1)(ii)(F);

                  (g) |_| A parent holding company or control person in
                          accordance with Rule 13d-1(b)(1)(ii)(G);

                  (h) |_| A savings association as defined in Section 3(b) of
                          the Federal Deposit Insurance Act;

                  (i) |_| A church plan that is excluded from the definition of
                          an investment company under Section 3(c)(14) of the Investment Company Act;

                  (j) |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|






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-------------------                                            -----------------
CUSIP No. 556596104                   13G                      Page 4 of 6 Pages
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Item 4.  Ownership.

         (a)   Amount beneficially owned:

               160,000 As co-trustee of the Peter DePaul
                       Irrevocable Family Trust.

         (b)   Percent of Class:

               7.65%

         (c)   Number of shares to which such person has:

               (i)      Sole power to vote or to direct the vote:

                        0

               (ii)     Shared power to vote or to direct the vote:

                        160,000 As co-trustee of the Peter DePaul
                                Irrevocable Family Trust.

               (iii)    Sole power to dispose or to direct the disposition of:

                        0

               (iv)     Shared power to dispose or direct the disposition of:

                        160,000 As co-trustee of the Peter DePaul
                                Irrevocable Family Trust.


Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported By the Parent Holding Company.

         Not applicable

Item 8.  Identification and Classification of Members of the Group.

         Not applicable

Item 9.  Notice of Dissolution of a Group.

         Not applicable




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-------------------                                            -----------------
CUSIP No. 556596104                  13G                       Page 5 of 6 Pages
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Item 10. Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





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CUSIP No. 556596104                    13G                     Page 6 of 6 Pages
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                                    SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Date:        October 10, 2000
                                              ----------------------------------





                                              By:   /s/  Donna DePaul-Bartynski
                                                 -------------------------------
                                                 Name: Donna DePaul-Bartynski